Exhibit 99.(a)(1)(F)

Grant Date

Option Number

Exercise Price Per Share

Total Number of Exercisable Shares

Number of Option Shares Eligible for Tender Offer Amendment

Measurement Date

Fair Market Value of VeriSign Class A Common Stock on Measurement Date

Amend Entire Eligible Portion?

Dec 10, 2003

4

$3.45

750

600

Dec 12, 2003

$4.15

Dec 10, 2004

5

$3.45

750

550

Dec 12, 2004

$4.15

Dec 10, 2005

6

$3.45

750

50

Dec 12, 2005

$4.15

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